Exhibit 99.1

                                 RUSH FINANCIAL
                               TECHNOLOGIES, INC.

                 RushTrade Group Reports October Customer Trades
                 Up 72%, Accounts Up 33%, Account Assets Up 39%

DALLAS, TEXAS (November 3, 2005) - Rush Financial Technologies, Inc., dba RushTrade(R)Group (OTC.BB: "RSHF") announces its trade volume report for October 2005. RushTrade Securities, Inc., the Company's broker/dealer subsidiary, reports continued growth in Customer Trades, Customer Accounts and Customer Account Assets.

The number of customer trades increased from 14,496 in October 2004 to 24,935 in October 2005, an increase of 72%. Total customer accounts grew from 2,132 in October 2004 to 2,843 in October 2005, a 33% increase. RushTrade Securities, Inc. also reported that customer account assets grew from $53,180,332 in October 2004 to $73,685,388 in October 2005, an increase of 39%.

About RushTrade Group

RushTrade Group operates through two primary wholly owned subsidiaries:

RushGroup Technologies, Inc. ("RushGroup") is a registered Service Bureau and member of the Certified Partners program with the Nasdaq Stock Market. RushGroup serves as the Company's financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to NASD member broker/dealers, institutional portfolio managers and traders.

RushTrade Securities, Inc. ("RushTrade"), a fully-disclosed introducing broker/dealer and member NASD, PCX, BSE, NFA and SIPC, offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers utilizing RushGroup's software products. RushTrade customer accounts are insured up to $25 million and are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

RushTrade Group is headquartered in Dallas, Texas, and our common stock is traded on the OTC.BB market under the symbol "RSHF." For more information about RushTrade and RushGroup products, please visit www.rushtrade.com and www.rushgroup.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This press release includes statements that may constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, continued acceptance of Rush's products and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed from time to time in Rush's periodic reports filed with the SEC, including, but not limited to, its Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB. Rush does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Investor Relations Contact:    Sharron Kuzma
                               (972) 450-6000
                               skuzma@rushgroup.com
                               www.rushfintech.com










                                       4